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                                                                     Exhibit 3.1

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           HAYNES INTERNATIONAL, INC.

                                    * * * * *

                    Pursuant to Sections 242, 245 and 303 of
              the General Corporation Law of the State of Delaware

                                    * * * * *

     The undersigned, on behalf of Haynes International, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify as follows:

     (1) The name of the Corporation is "Haynes International, Inc." The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 1, 1986; and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 10, 1987.

     (2) This Second Restated Certificate of Incorporation of the Corporation is being effected pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware. The making and filing of this Second Restated Certificate of Incorporation has been authorized pursuant to the First Amended Joint Plan of Reorganization of Haynes International, Inc. and certain of its subsidiaries and affiliates, Case Nos. 04-05364 through 04-05367 under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), as confirmed by the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division, at a hearing on August 16, 2004 and the Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. Sections 1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming the First Amended Plan of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors-in-Possession, dated August 16, 2004.

     (3) The text of the certificate of incorporation is restated in its entirety as follows:

          FIRST:    The name of the Corporation is "Haynes International, Inc."

          SECOND:   The address of the Corporation's registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD:    The  purpose  of  the  Corporation  is to  engage  in any
lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

          FOURTH:   CAPITAL  STOCK.  (a) AUTHORIZED  CAPITAL  STOCK.  The total number of shares of stock which the Corporation shall have authority to issue is Forty Million

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(40,000,000), which shall be divided into two classes, one to be designated
"Common Stock," which shall consist of Twenty Million (20,000,000) authorized shares, par value $0.001 per share, and a second class to be designated as "Preferred Stock," which shall consist of Twenty Million (20,000,000) authorized shares, par value $0.001 per share.

               (b) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Each series of Preferred Stock shall consist of such number of shares and have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, provided, however, that the Board of Directors may not decrease the number of shares authorized within a class or series to less than the number of shares within such class or series that are then issued and outstanding and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (1) the number of shares constituting that series and the distinctive designation of that series;

               (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

               (4) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversation rate in such events as the Board of Directors shall determine;

               (5) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

               (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

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               (8)  any other relative rights, preferences and limitations of that series.

          (c) COMMON STOCK. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

               (1)  (a)   VOTING. Except as otherwise expressly required by law
or provided in this Second Restated Certificate of Incorporation, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Second Restated Certificate of Incorporation or the By-Laws of the Corporation, as amended from time to time, or upon which a vote of stockholders is otherwise called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the record date for such meeting shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder's name on the stock transfer records of the Corporation on such record date. Notwithstanding the foregoing, unless otherwise required by applicable law, no holder of Common Stock, as such, shall be entitled to vote on or consent to any matter submitted to a vote of any series of preferred stock in which the holders of such series of preferred stock, either separately or together with any other series of preferred stock, are entitled to vote pursuant to this Second Restated Certificate of Incorporation or a certificate of designations of a series of preferred stock, unless otherwise provided herein or in such certificate of designations.

                    (b) NON-CUMULATIVE. The holders of shares of Common Stock shall not have cumulative voting rights.

               (2) DIVIDENDS. Subject to any other provisions of this Second Restated Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

               (3) LIQUIDATION. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, on a share for share basis, the assets and funds of the Corporation available for distribution, after payments to creditors and to the holders of any preferred stock of the Corporation that may at the time be outstanding. Neither the consolidation nor the merger of the Corporation with or into any other person, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

               (4) PREEMPTIVE RIGHTS. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

          (d) PURCHASE AND SALE OF SHARES. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such

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consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

               FIFTH:     The Corporation shall not issue any nonvoting equity
securities to the extent prohibited by Section 1123 of the Bankruptcy Code as in effect on the effective date of the Plan of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors in Possession (the "Reorganization Plan"); provided, however, that this Article FIFTH (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

               SIXTH:     LIABILITY; INDEMNIFICATION (a) A director of the
Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation therefor is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                (b) Any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding") by reason of the fact that such person or person for whom such person is a legal representative, is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans ("Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law.

                (c) The rights conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Second Restated Certificate of Incorporation, the Amended and Restated By-laws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

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                (d)       Any repeal or amendment of the Article SIXTH by the
stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Restated Certificate of Incorporation inconsistent with this Article SIXTH, will, unless otherwise required by law, by prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

                (e) This Article SIXTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

               SEVENTH:   Any action required or permitted to be taken by the
stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

               EIGHTH:    Meetings of stockholders may be held within or without
the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

               NINTH:     The Corporation  reserves the right to amend this
Second Restated Certificate of Incorporation in any manner permitted by the DGCL, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power. Notwithstanding any other provision of this Second Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote in an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Second Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, I have hereunto signed my name this 31st day of August, 2004.


                              By:     /s/ Jean C. Neel
                                    -------------------------------------------
                              Name:   Jean C. Neel
                              Title:  Vice President, Corporate Affairs and
                                      Corporate Secretary

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